THIS NOTE AND THE INDEBTEDNESS REPRESENTED HEREBY ARE FOR THE PURPOSE OF A BRIDGE LOAN BY AND BETWEEN THE LENDER AND THE COPMANY AND IS SUBJECT TO ALL ARTICLES OF THE COMPANY’S OPERATING AGREEMENT OR AGREEMENTS OF THE HOLDING COMPANY.

PROMISSORY NOTE

$150,000	July 27th, 2012

Borrower:	Echo Automotive, LLC of 9909 N 126th St, Scottsdale Arizona 85259 (individually and collectively the "Borrower")

Lender:	Kevin Easler (“Lender”)

This loan is being provided by Lender to Borrower to help with general operational expenses of the business. It is understood that both parties wish to replace this agreement with a more definitive purchase and/or funding agreement and both parties agree to work in good faith to negotiate the terms of a more definitive and comprehensive agreement. In the event that no definitive agreement is mutually agreed to and executed by both parties, for any reason whatsoever, this Promissory Note will remain in full force and effect.

FOR VALUE RECEIVED, The Borrower promises to pay to Lender at such address as may be provided in writing to the Borrower, the principal sum of $150,000 USD, with interest payable on the unpaid principal at the rate of seven percent (7%) per annum, calculated monthly not in advance.

1.	Existing Notes and Other Agreements: This note will replace any other agreements that have been executed and all other agreements will be considered null and void.

2.	Term: This Note will be repaid in full within one (1) year from receipt of funds from Lender.

3.	Transfer of Note: It is understood that the contemplated transaction will result in a holding company which will bear the obligation to this conversion. This note, and all of its terms and obligations, may be transferred to any another company or entity, at the sole discretion of the Borrower and without approval of the Lender so long as the company or entity has the ability to fulfill its obligations in regards to the conversion portion of this agreement. (i.e. has the appropriate number of shares available to distribute.)

4.	Conversion. This promissory note may be converted, by either party, into shares of Echo Automotive or an agreement delivered by Borrower, which promises to transfer shares, commensurate with the successful completion of the merger with Canterbury Resources. See attached calculation for shares.

4.1.	The contemplated transaction is occurring at a price of share price of $0.50 per share with no less than $2,000,000 in proceeds guaranteed (4,000,000 shares) to the company, with no more than 79,000,000 million shares at closing. (Successful Transaction)

4.2.	Lender can assign the shares and warrants to any entity of their choice.

4.3.	This note will convert at the rate of 1 share per $0.35 of converted dollars or 428,571 shares.

4.4.	For every share issued in this transaction, one (1) additional warrants with a term of eighteen (18) months will also be issued with a strike price of $0.75 or 428,571 warrants.

4.5.	These shares and warrants will be subject to a voting rights agreement and transfer agreement as well as any and all applicable securities laws.

4.6.	These shares will be subject to all applicable laws and lock-up periods and will be transferred to Lender by a separate holding company under the terms and conditions required by the stock transfer agreement with such holding company.

4.7.	For clarity, any and all interest due at closing will be waived at time of conversion.

5.	Prepayment. At any time while not in default under this Note, the Borrower may pay the outstanding balance then owing under this Note to Lender without further bonus or penalty.

6.	Repayment of Loan. It is understood that this loan is a bridge loan to help Borrower with cash timing and to operate until it receives other moneys from its current investors. At the time those monies are received by Borrower from its investors, Borrower will repay this loan within 10 business days.

7.	Default. If the Borrower defaults in payment as required under this Note and within thirty (30) days of written notice of such breach, the Security will be immediately provided to Lender and Lender is granted all rights of repossession as a secured party. For the avoidance of doubt, Borrower will have the right too liquidate such items to satisfy any amounts due under this agreement. Any and all proceeds beyond such amount or additional security obtained by Lender under this agreement will be promptly returned to Borrower. In addition, Borrower will have first right of refusal to purchase any property obtained from Borrower and the right to match any bona-fide offer.

8.	Legal Fees. All reasonable costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by Lender in enforcing this Note as a result of any default by the Borrower, will be added to the principal then outstanding and will immediately be paid by the Borrower.

9.	Successors. This Note will enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Borrower and Lender. The Borrower waives presentment for payment, notice of non-payment, protest and notice of protest.

10.	Ranking. The indebtedness evidenced by the Note shall be senior in priority to all Indebtedness of the Borrower (including trade payables) and all indebtedness of the Borrower shall be senior in terms of priority and payment with the Note.

11.	Conflicting Agreements. In the event of any inconsistencies between the terms of this Note and any other document related to the loan evidenced by the Note, the terms of this Note shall prevail.

12.	Severability. If any provision of this Note is held to be invalid, illegal or unenforceable in any respect or to any extent under applicable law, such provision shall nevertheless remain valid, legal and enforceable in all other respects and to such extent as may be permissible.

13.	Governing Law. This Note shall be governed by and construed under the laws of the State of Arizona.

14.	Interest Savings Clause. If any interest payment due hereunder is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall instead be deemed a payment of principal and applied against the principal of the obligations evidenced by this Note.

15.	Waiver. The Borrower and Lender hereby expressly waive presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest, and any other formality.

IN WITNESS WHEREOF Echo Automotive, LLC has duly affixed its signature by a duly authorized officer and individual under seal on this 27th Day of July, 2012.

SIGNED, SEALED, AND DELIVERED	Borrower
this 27th Day of July, 2012.	Echo Automotive, LLC

per: ____________________ (SEAL)

SIGNED, SEALED, AND DELIVERED	Lender
this 27th Day of July, 2012.	Kevin Easler

per: ____________________ (SEAL)

Wire Instructions:

Account Holder:	Controlled Carbon, LLC
dba Echo Automotive
8902 E. Via Linda, #125-152
Scottsdale, AZ 85258

Receiving Bank:	Chase Bank, N.A.
11355 East Via Linda
Scottsdale, AZ 85259
Contact: Chris Marshall
(480) 970-7217

Account Number:	833577182

Routing Number:	122100024